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EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Home Health Corporation of America, Inc. (the "Company") on Form S-8 of our report dated September 2, 1998, except for paragraph 1 of note 5, for which the date is September 23, 1998, on our audits of the consolidated financial statements and financial statement schedule of the Company as of June 30, 1997 and 1998, and for each of the three years in the period ended June 30, 1998, which report is included in this Annual Report on Form 10-K.



PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 23, 1998